                                                         REGISTRATION NO.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         TARRAGON REALTY INVESTORS, INC.
        (Exact name of registrant as specified in governing instruments)

                                     Nevada

                        --------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   94-2432628
                        --------------------------------
                        (IRS Employer Identification No.)



                   280 Park Avenue, East Building, 20th Floor
                            New York, New York 10017
                      (212) 949-5000 o (212) 949-8001 (Fax)

                        --------------------------------
                    (Address of principal executive offices)

                            William S. Friedman, Esq.
                   280 Park Avenue, East Building, 20th Floor
                            New York, New York 10017
                      (212) 949-5000 o (212) 949-8001 (Fax)
                     (Name and address of agent for service)

                                 With a Copy to:

                             Steven C. Metzger, Esq.
                         Prager, Metzger & Kroemer PLLC
                           2626 Cole Avenue, Suite 900
                               Dallas, Texas 75204
                      (214) 969-7600 o (214) 523-3838 (Fax)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     From time to time after this registration statement becomes effective.

         If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 452(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                             CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
  Title of Each Class of        Amount to be          Proposed maximum         Proposed maximum        Amount of
     Securities to be            registered        offering price per unit    aggregate offering     registration
        Registered                                                                   price                fee
--------------------------------------------------------------------------------------------------------------------
Tarragon Realty
Investors, Inc. common         36,250 shares              $10.28(2)               $372,650(2)           $98.38
stock, par value $0.01
per share(1)
--------------------------------------------------------------------------------------------------------------------

         (1) Tarragon common stock is being offered for the account of pledgees, donees, transferees, and other successors-in-interest of Tarragon.
         (2) Pursuant to Rule 457(a), the proposed Maximum Offering Price Per Unit and Proposed Maximum Aggregate Offering Price have been calculated as the market value upon the basis of the average of the bid and asked price of Tarragon common stock on March 28, 2000, which was $10.28.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS

                         TARRAGON REALTY INVESTORS, INC.
                                   The Issuer



TARRAGON REALTY INVESTORS, INC.              Tarragon is a fully integrated real
280 PARK AVENUE,                             estate development, acquisition and
EAST BUILDING,                               management company controlling
20TH FLOOR                                   approximately 17,000 apartment
NEW YORK, NY  10017                          units and almost 2.5 million square
(212) 949-5000                               feet of commercial space located
                                             throughout the continental United
                                             States, with principal
                                             concentrations in Florida, Texas,
                                             Connecticut and California.


             36,250 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE
                                  The Offering


YOU SHOULD CONSIDER CAREFULLY                Up to 36,250 shares of Tarragon
THE RISK FACTORS DISCUSSED                   common stock may be offered for
BEGINNING ON PAGE 4 OF THIS                  sale from time to time by pledgees,
PROSPECTUS.                                  donees, transferees or other
                                             successors-in-interest of Tarragon.
                                             These shares may be sold through
                                             ordinary brokerage transactions in
                                             the over-the-counter markets, in
                                             negotiated transactions or
                                             otherwise, at prices and on terms
                                             that will be fixed at the time of
                                             sale. The specific terms of sale,
                                             and the names of underwriters, if
                                             any, will be set forth in a
                                             Prospectus supplement.

                                             These shares are being registered
                                             to facilitate their placement as a
                                             security deposit for a commercial
                                             lease. Tarragon does not intend to
                                             sell any of the shares at this
                                             time. Tarragon will not receive any
                                             of the proceeds of the sale of the
                                             shares if and when such a sale
                                             occurs, except to the extent the
                                             proceeds of any sale are applied to
                                             reduce outstanding indebtedness of
                                             Tarragon.


         Tarragon's common stock is traded on the NASDAQ National Market System under the symbol "TARR." On March 28, 2000, the closing price of Tarragon's common stock on the NASDAQ was $10.25 per share.

                              --------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED THAT THIS PROSPECTUS IS ADEQUATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------


                  THE DATE OF THIS PROSPECTUS IS ________ ,2000

                              ABOUT THIS PROSPECTUS

         This Prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission. This Prospectus does not contain all of the information contained in the registration statement. You should read this Prospectus and any supplement together with the additional information contained in the registration statement and in the other documents incorporated by reference into this Prospectus.

         Whenever we refer in this Prospectus to "Tarragon," "we," "us," or "our," we mean Tarragon Realty Investors, Inc., a Nevada corporation, and its predecessors and subsidiaries.


                                ABOUT THE COMPANY

         Tarragon is a fully integrated real estate development, acquisition and management company, operated as a real estate investment trust (or "REIT") for federal income tax purposes through December 31, 1999. We control approximately 17,000 apartment units and almost 2.5 million square feet of commercial space throughout the United States. Our primary business is investing in and developing income-producing real estate directly and through partnerships and joint ventures.

         Our acquisition strategy is opportunistic, but focuses on acquiring properties that add to the efficiency of our real estate portfolio. We have a policy of continuously improving and upgrading these properties, in order to increase revenues and achieve value. Since 1997, we have also invested increasing amounts in new construction and development projects, either directly or in partnership with others.

         We have financed acquisitions, development and capital improvements largely through mortgages and internally generated funds, as well as through property sales. We expect property sales and borrowings to provide the bulk of funds available for investment in the future, so the availability and cost of long-term mortgage funds are key factors in our ability to continue to make new investments without additional equity offerings.

         We were incorporated in Nevada on April 2, 1997. We are the ultimate successor in interest to Vinland Property Trust, a California business trust originally established in July, 1973, and National Income Realty Trust (or "NIRT"), also a California business trust, organized in October, 1978.

         In November 1998, we merged with NIRT, with Tarragon as the surviving entity. In the merger, NIRT shareholders received 1.97 shares of Tarragon common stock for each share of beneficial interest of NIRT they held. Immediately following the merger, we acquired Tarragon Realty Advisors, Inc., our advisor since March, 1994 and NIRT's advisor since April, 1994, from William S. Friedman and his wife, Lucy N. Friedman, for 100,000 shares of Tarragon common stock and options to acquire 350,000 additional shares at prices ranging between $13 and $16 per share. Mr. Friedman also received options to acquire an additional 450,000 shares at prices ranging between $12 and $15 per share in connection with his employment agreement with Tarragon. Mr. Friedman is our President, Chief Executive Officer, and a member of our Board of Directors, and Mr. and Mrs. Friedman are our principal stockholders.

RECENT DEVELOPMENTS

         ACQUISITION OF JOINT VENTURE INTERESTS. On February 7, 2000, Tarragon acquired the interests of Robert C. Rohdie and his affiliates in ten apartment communities recently completed or currently under construction, as well as in all joint venture development projects still in the planning stages, for a total value of up to $10,000,000. Mr. Rohdie, Tarragon's joint venture partner in the development of these projects, contributed his equity interests to an operating partnership formed by Tarragon, in exchange for a preferred interest in the operating partnership and a guaranteed fixed return of $200,000 for the first two years, increasing by $40,000 per year for the next five years, plus an annual amount equal to the dividends payable on 96,385 shares of Tarragon common stock. In addition, upon completion and lease up of each of the five identified apartment communities presently under construction or in advanced stages of development planning, Mr. Rohdie will receive an increase in his guaranteed fixed return based on the agreed value of his equity in the completed property. After one year, Mr. Rohdie has the right to convert his preferred interest in the operating partnership into 96,385 shares of our common stock and preferred stock with a face value of up to $8,000,000 and a like dividend to his preferred interest in the operating partnership. If we do not have available an issue of preferred stock outstanding at the time of the conversion, or at our discretion, we may pay the cash value of Mr. Rohdie's preferred interest over three years.

         FORMATION OF DEVELOPMENT SUBSIDIARY. In connection with the acquisition transaction discussed above, we formed a new development subsidiary to expand our real estate development and renovation program. Robert C. Rohdie, previously Tarragon's joint venture partner on new development projects, joined Tarragon as President and Chief Executive Officer of Tarragon Development Corporation, and as a member of our Board of Directors, effective February 7, 2000.

         TERMINATION OF REIT STATUS. On February 29, 2000, Tarragon filed a "Revocation of REIT Election" with the Internal Revenue Service, effectively terminating our REIT status for the 2000 tax year. We first issued a press release announcing that we were contemplating terminating our REIT status on October 28, 1999. The primary consideration in the Board's decision to revoke our REIT election was the "5 or 50" rule: in order to qualify as a REIT for federal income tax purposes, no more than 50% in value of our outstanding common stock could be owned, actually or constructively, by five or fewer individuals. Because our 5 largest stockholders already own close to 50% of our outstanding common stock, the "5 or 50" rule limited our ability to attract institutional investors and to continue our stock repurchase program. Our Board of Directors determined that these actions were important to enhance stockholder value.

         Also, as a REIT, Tarragon could not engage in certain types of real estate operations, such as condominium conversions, which the Board considered to be attractive and potentially profitable lines of business. Because we have substantial net operating loss carry forwards, the historical advantage of REIT status, i.e. the ability to shield our taxable income from double taxation at the corporate and stockholder levels, appeared to be outweighed, in the Board's judgment, by the disadvantages associated with these restrictions on operations and stock ownership.

                                  RISK FACTORS

         You should carefully consider the risk factors described below before investing in our common stock. These or other unanticipated circumstances could impair our business and financial condition, or otherwise have a material adverse impact on our future operations and stock price.


WE ARE HIGHLY LEVERAGED, AND MAY NOT BE ABLE TO MEET OUR DEBT SERVICE
OBLIGATIONS.

         We had total indebtedness at December 31, 1999 of approximately $287.8 million. After giving effect to the February 2000 transaction with Robert C. Rohdie, whereby we effectively acquired his interests in our joint venture projects with him, our total indebtedness at December 31, 1999 would have been $372.4 million. Substantially all of our assets have been pledged to secure debt. These borrowings increase our risk of loss because they represent a prior claim on our assets and require fixed payments regardless of profitability. To service this debt, we will have to use cash flow from operations, which would otherwise be available for investment. Our highly leveraged position makes us more vulnerable to changes in economic conditions and may limit our ability to capitalize on significant business opportunities in the future.


WE MAY REQUIRE SIGNIFICANT ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL.

         Although we currently have substantial cash resources and positive cash flow, we intend to use substantial portions for:

      o  property acquisitions

      o  working capital

      o  new construction

         In addition, we require substantial cash flow to meet our debt service obligations. If we are unable to generate sufficient cash flow from operations to satisfy these obligations, or if we are required to make any substantial principal repayments, we may have to refinance some or all of our debt or sell assets. We cannot predict whether additional sources of financing for these purposes will be available in the future or the cost of such financing. Nor can we predict whether there will be a market for our assets in the time period we desire or need to sell them, or that we will be able to sell them at a price that will allow us to fully recoup our investment. If we default on secured indebtedness, the lender may foreclose and we could lose our investment in the asset securing the loan.

 WE MAY NOT BE ABLE TO OBTAIN CAPITAL TO MAKE NEW INVESTMENTS.

         We depend primarily on external financing to fund the growth of our business. Our access to debt or equity financing depends on banks' willingness to lend and on conditions in the capital markets. Although we believe that we will be able to finance any investments we wish to make in the foreseeable future, we may not be able to secure additional sources of financing on acceptable terms.

THE INTEREST RATES ON OUR VARIABLE RATE MORTGAGE DEBT MAY INCREASE, WHICH WOULD RESULT IN A REDUCTION OF FUNDS AVAILABLE TO PAY DIVIDENDS TO STOCKHOLDERS.

         As of December 31, 1999, we had approximately $104 million of variable rate mortgage debt. After giving effect to the transaction with Mr. Rohdie in February 2000, our variable rate debt at December 31, 1999 would have been $125 million. We may incur additional variable rate indebtedness in the future. Accordingly, increases in interest rates could increase our interest expense, which could adversely affect our results of operations, financial condition, and ability to pay expected dividends to stockholders.


WE ACQUIRE NEW PROPERTIES FROM TIME TO TIME, AND THOSE ACQUISITIONS MAY REDUCE THE VALUE OF YOUR INVESTMENT.

         We regularly consider acquiring additional properties. Acquisitions involve several risks, including the following:

         o Acquired properties may not perform as well as we expected before acquiring them.

         o Improvements to the properties may cost more than we had estimated.

         o The costs of evaluating properties that are not acquired cannot be recovered.


WE DEVELOP NEW APARTMENT COMMUNITIES FROM TIME TO TIME, AND THESE ACTIVITIES MAY REDUCE THE VALUE OF YOUR INVESTMENT.

         We plan to continue developing new apartment communities as opportunities arise in the future. Development and construction activities entail a number of risks, including the following:

         o We may abandon a project after spending time and money determining its feasibility.

         o    Construction costs may exceed the original estimates.

         o The revenue from a new project may not be enough to make it profitable.

         o We may not be able to obtain financing on favorable terms for development of a property.

         o We may not complete construction and lease up on schedule, resulting in increased costs.

         o We may not be able to obtain, or may be delayed in obtaining, necessary governmental permits.

         o Even successful projects require a substantial portion of management's time and attention.

WE HAVE TERMINATED OUR STATUS AS A REIT, WHICH COULD RESULT IN A REDUCTION OF FUNDS AVAILABLE TO DISTRIBUTE TO STOCKHOLDERS, AND WE MAY CHANGE OUR DIVIDEND POLICY FOR COMMON STOCK.

         To maintain our status as a REIT, we were historically required to distribute annually to our common stockholders at least 95% of our taxable income, excluding any net capital gains.

Since we have terminated our REIT status, we are no longer subject to this requirement, and we may choose to reduce or discontinue our current policy of paying annual dividends on common stock of an amount not greater than 50% of funds from operations. Further, we will no longer be allowed a deduction for distributions to stockholders in computing our taxable income and our income could be taxed at regular corporate tax rates, so the funds available for distribution to you may be reduced substantially.


WE HAVE TERMINATED OUR STATUS AS A REIT, WHICH WILL ALLOW US TO ENGAGE IN HIGHER RISK INVESTMENTS.

         To maintain our status as a REIT, we have historically complied with certain operating restrictions relating to the nature and diversification of our assets. We were required, among other things, to hold at least 75% of the value of our assets in real estate, government securities, and cash and cash equivalents at the close of each quarter of each taxable year. Since we have terminated our REIT status, we are no longer subject to these restrictions, and therefore could engage in real estate operations or invest in real estate assets that may pose a greater risk to the value of your investment.


THE REGIONAL CONCENTRATION OF OUR ASSETS MAY INCREASE THE EFFECTS OF ADVERSE TRENDS IN THOSE MARKETS.

         A substantial number of our assets are located in Florida, Texas, Connecticut and California. Due to this geographic concentration, any deterioration in economic conditions in these markets could adversely affect the value of your investment.


WE HAVE A LIMITED OPERATING HISTORY AS A COMBINED ENTITY.

         Our merger with NIRT was accounted for as a reverse acquisition of Tarragon by NIRT using the purchase method of accounting. As a result, the pre-merger historical balances and operations found in documents filed after November 24, 1998 are those of NIRT. These historical financial statements are not necessarily indicative of what the actual results of operations of the combined entity would have been or what the future results of operations of the combined entity will be.


THE SALE OR ISSUANCE OF A LARGE VOLUME OF NEW SHARES OF OUR COMMON STOCK COULD RESULT IN A DEPRESSION OF OUR STOCK PRICE.

         Sales of a substantial number of new shares of our common stock in the public market after this offering could adversely affect the market price of our stock. Although contractual and statutory protections and prohibitions may apply, there are a substantial number of our shares eligible for sale in the public market pursuant to Rule 144 under the Securities Act of 1933, or which will become eligible in the near future. In addition, we have issued options for a substantial number of shares to our officers, directors and principal stockholders. We may in the future register the resale of at least 308,798 shares of our common stock issuable upon the exercise of options granted to our officers and employees under our Incentive Share Option Plan and options granted to our directors under our Independent Director Option Plan, under the Securities Act of 1933. Options covering an additional 800,000 shares are presently exercisable by Mr. and Mrs. Friedman.

         We cannot predict the timing or amount of any sale of the shares covered by this Prospectus, or any subsequently filed registration statements. However, the simultaneous offering for public sale of a significant portion of these shares could have a depressive effect on the market price of our common stock.


THE ISSUANCE AND SALE OF PREFERRED STOCK COULD ADVERSELY AND MATERIALLY AFFECT THE RIGHTS OF COMMON STOCKHOLDERS.

         Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of special stock by action of the Board of Directors, without stockholder approval. On February 25, 2000, the Board of Directors unanimously voted to amend our Articles of Incorporation to provide for the issuance of a single series of special stock, designated the 10% Cumulative Preferred Stock, consisting of up to 2,500,000 shares. We have registered 2,000,000 shares of the 10% Cumulative Preferred Stock in connection with an exchange offer to holders of our common stock. We cannot predict how many shares of the 10% Cumulative Preferred Stock might be issued in the Exchange Offer or otherwise, or how the distribution of the 10% Cumulative Preferred Stock will affect the market price of our common stock. In the event that we issue shares of 10% Cumulative Preferred Stock or other designations of special stock in the future, your rights as a holder of our common stock may be adversely and materially affected.


OUR PRINCIPAL STOCKHOLDERS MAY CONTROL CORPORATE ACTIONS.

         Williams S. Friedman, our President, Chief Executive Officer and a member of our Board of Directors, and his wife, Lucy N. Friedman, together control approximately 36.13% of our outstanding common stock. Accordingly, Mr. and Mrs. Friedman and their family may elect a number of the members of our Board of Directors and have substantial influence over our management and affairs. In addition, they effectively have veto power over a limited number of corporate actions requiring more than a simple majority vote, under certain provisions presently contained in our Articles of Incorporation, as set forth below.


OUR GOVERNING DOCUMENTS CONTAIN ANTI-TAKEOVER PROVISIONS THAT MAY MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE TARRAGON.

         Our Articles of Incorporation contain provisions designed to discourage attempts to acquire control of Tarragon by merger, tender offer, proxy contest, or removal of incumbent management without the approval of our Board of Directors. As a result, a transaction which otherwise might appear to be in your best interests as a stockholder could be delayed, deferred or prevented altogether, and you may be deprived of an opportunity to receive a premium for your shares over prevailing market prices. The safeguards against acquisition of Tarragon contained in our Articles of Incorporation include:

         o the requirement of an 80% vote to make, adopt, alter, amend, change or repeal Tarragon's Bylaws or certain key provisions of Tarragon's Articles of Incorporation that embody, among other things, the aforementioned acquisition-related safeguards;

         o the requirement of a two-thirds super-majority vote for the removal of a director from the Board of Directors, and certain extraordinary transactions; and

         o the inability generally of stockholders to call a meeting of stockholders.

         In light of the fact that our Board of Directors and management control approximately 37.85% of our outstanding common stock, these acquisition-related safeguards could help entrench the Board of Directors and may effectively give our management the power to block any attempted change in control of Tarragon.


WE ARE IN A COMPETITIVE BUSINESS.

         The real estate business is highly competitive, and we compete with numerous entities engaged in real estate activities, with investment objectives similar to those of ours, which have greater financial resources and are better known than we are. This competition may result in increased prices for suitable investments and may impair our ability to make additional acquisitions on favorable terms in the future.


REAL ESTATE INVESTMENTS ARE ILLIQUID.

         Tarragon is subject to all the risks incident to ownership of real estate, many of which relate to the general lack of liquidity of real estate investments. These risks include:

         o    changes in general or local economic conditions;

         o changes in interest rates and availability of permanent mortgage financing that may render the sale or refinancing and the acquisition of a property difficult or unattractive and that may make debt service more burdensome;

         o    changes in real estate and zoning laws;

         o    increases in real estate taxes;

         o    federal or local economic or rent control;

         o    floods, earthquakes and other similar acts.

         Because of the lack of liquidity of real estate investments generally, our ability to respond quickly to changing circumstances may be impaired.


SOME OF OUR POTENTIAL LOSSES MAY NOT BE COVERED BY INSURANCE.

         We believe that the real property we own is adequately covered by insurance. However, certain types of losses, generally of a catastrophic nature, may be uninsurable or not economically insurable. These excluded risks generally include war, earthquakes, floods, environmental liabilities and punitive damage judgments. If any of these kinds of losses occur and are not covered by insurance, the value of your investment could be adversely affected.

OUR PROPERTIES MAY HAVE ENVIRONMENTAL CONTAMINATION, WHICH COULD REDUCE THE VALUE OF YOUR INVESTMENT.

         Various federal, state, and local environmental laws and regulations subject property owners or operators to liability for the costs of removal or remediation of hazardous or toxic substances on the property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The presence of, or the failure to properly remediate, such substances may adversely affect our ability to sell or rent the property or to borrow using the property as collateral.


                                  THE OFFERING

         Tarragon has pledged 36,250 shares of common stock as a security deposit for the performance of our obligations under a commercial lease dated as of January 26, 2000 by and between Tarragon, as tenant, and Devash LLC, a New York limited liability company, as landlord. The lease is for a nine-year term, and covers 7,255 square feet of office space located at 1775 Broadway, in New York City, New York. The leased premises will serve as Tarragon's corporate headquarters.

         Pursuant to the terms of the lease, we were required to deposit with Devash, as security for the performance of our obligations under the lease, either cash in the amount of $362,500, a letter of credit in that amount, or shares of our common stock equal in value to that amount, for the period commencing with lease execution through May 31, 2002. Our Board of Directors determined that it was in the best interests of Tarragon to issue and pledge 36,250 shares of treasury stock to satisfy this obligation.

         Provided that Tarragon is not then in default under the terms of the lease, on May 31, 2002, Devash is required to return to Tarragon a sufficient number of shares such that the value of the remaining shares it holds is reduced to $181,375; on May 1, 2005, Devash is required to return additional shares to Tarragon, such that the value of the remaining shares it holds through the end of the lease term is reduced to $90,687.

         The shares pledged to Devash are treasury stock issued for that purpose and would not otherwise be offered for sale. The lease requires that Tarragon promptly register the shares, and authorizes Devash to withhold funds owed to Tarragon for reimbursement of the costs of its initial leasehold improvements until such time as the registration is effective. But for the requirement set forth in the lease, we would not be seeking to register the shares pledged to Devash. Because it is treasury stock, we do not have the right to vote these shares. However, in the event that these shares are offered for sale by Devash pursuant to this Prospectus, the purchaser(s) will acquire sole voting and investment power over the shares they acquire, which will then be fully outstanding.


                                 USE OF PROCEEDS

         Tarragon does not intend to sell the shares covered by this Prospectus. However, the shares may be offered from time to time for the account of pledgees, donees, transferees or other successors-in-interest of Tarragon, including Devash, at prices and on terms that will be fixed at the time of sale. The specific terms of such a sale, and the names of the underwriters, if any, will be set forth in a Prospectus supplement.

         Tarragon will not receive any proceeds from the sale of the shares by pledgees, donees, transferees or other successors-in-interest of Tarragon. However, Tarragon may receive some benefit in the event of a sale of the shares pledged to Devash, as the proceeds of such a sale should be applied to remedy any default in the payment or performance of Tarragon's obligations under the lease, described in detail under "The Offering."


                              PLAN OF DISTRIBUTION

         All of the shares registered under this Prospectus may be sold from time to time by pledgees, donees, transferees or other successors-in-interest of Tarragon. Sales may be made on the NASDAQ at prices and on terms dictated by the then current market price of the shares or in negotiated private transactions. The shares may be sold by any one or more of the following methods:

                  o A block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of a block as principal to facilitate the transaction;

                  o Purchases by a broker or dealer as principal, and resale by such broker or dealer, for its own account pursuant to this Prospectus;

                  o Ordinary brokerage transactions and transactions in which the broker solicits purchasers; and/or

                  o      Privately negotiated transactions.

         The pledgees, donees, transferees or other successors-in-interest of Tarragon may sell the shares to or through brokers or dealers. Such brokers or dealers will receive compensation in the form of discounts or commissions from the seller and they may also receive commissions from the purchasers of the shares for whom they may act as agents. Such discounts or commissions from the pledgees, donees, transferees or other successors-in-interest of Tarragon or such purchasers are not expected to exceed those customary in the types of transactions involved.

         Tarragon will pay all fees and expenses incident to registration of the shares other than any underwriting discounts, any selling commissions payable in respect of sales of the shares or any expenses incurred by the holder to retain any counsel, accountant or other adviser; all of which will be paid by the holder. It is estimated that total fees and expenses (including registration fees) incurred in connection with the registration of the shares will not exceed $10,000.

         In the event the shares are offered to the public by pledgees, donees, transferees or other successors-in-interest of Tarragon, such parties, as well as any broker-dealer selling the shares as agent for one of them and any broker-dealer purchasing or reselling the shares for its own account, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which case any commissions received by such parties, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a Form S-3 registration statement with the SEC relating to the shares discussed in this Prospectus. This Prospectus does not contain all of the information set forth in the registration statement, and so we strongly urge you to read the registration statement in its entirety.

         Tarragon also files annual, quarterly and special reports, proxy statements and other information with the SEC. You may obtain a copy of the registration statement or any other information we file with the SEC at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 or 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of these materials from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC web site at www.sec.gov.

         Our common stock is quoted on the NASDAQ National Market under the symbol "TARR" and the information that we file with the SEC may also be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, at 1735 K Street, Washington, D.C. 20006.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus. Information in this Prospectus updates and supersedes information contained in documents incorporated by reference that we filed with the SEC before the date of this Prospectus, while information that we file later with the SEC will automatically update and supersede this information. To the extent that there is a discrepancy between a statement made in this Prospectus or a document referred to in this Prospectus, and a document which we subsequently file with the SEC, you should rely only on the statement contained in the later filed document.

         We incorporate by reference the following documents, which we have previously filed with the SEC (File No. 0-8003):

         1. Tarragon's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

         2. Description of Tarragon's Common Stock set forth in a registration statement on Form 8-B, filed with the SEC on August 20, 1997 (File No. 000-22999).

         In addition, we incorporate by reference all documents which we file with the SEC after the date of this Prospectus and prior to the termination of the offering of the shares described in this Prospectus, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934.

         You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

                                  Tarragon Realty Investors, Inc.
                                  Attn: Investor Relations
                                  280 Park Avenue
                                  20th Floor, East Building
                                  New York, NY  10017
                                  Telephone:  (212) 949-5000

         You are strongly urged to review the information and financial statements (including notes to financial statements) for Tarragon appearing in the documents incorporated by reference in this Prospectus.


                   SPECIAL NOTE ON FORWARD LOOKING STATEMENTS

         We have made forward-looking statements in this Prospectus, and in the documents incorporated by reference in this Prospectus. We may also make forward-looking statements in our periodic reports to the SEC, and in our press releases. Forward-looking statements are expressions of our current beliefs and expectations, based on information currently available to us, estimates and projections about our industry, and certain assumptions made by our management. These statements are not historical facts. We use words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions to identify our forward-looking statements.

         Because we are unable to control or predict many of the factors that will determine our future performance and financial results, our forward-looking statements are not guarantees of future performance. They involve risks, uncertainties, and assumptions. Our future results could differ materially from those expressed in the forward-looking statements contained in this Prospectus and in the documents incorporated by reference in this Prospectus. Many of these risks and uncertainties are described in this Prospectus under "Risk Factors" and in the documents incorporated by reference in this Prospectus.

         We believe that our forward-looking statements are reasonable. However, you should not place undue reliance on these forward-looking statements. They only reflect our view and expectations as of the date of this Prospectus. We undertake no obligation to publicly update or revise any forward-looking statement in light of new information, future events or otherwise.

                       LIMITATION ON DIRECTOR'S LIABILITY

         Our Articles of Incorporation and Bylaws provide for indemnification of our officers and directors to the fullest extent authorized or permitted by Chapter 78 of the Nevada Revised Statutes and other applicable laws.

         In general, Nevada law permits Tarragon to indemnify its officers and directors so long as they act in good faith and in a manner that they reasonably believe to be in, or not opposed to, the best interests of Tarragon.

         Under the Management Liability Provision of the Articles of Incorporation, our directors do not have personal liability to Tarragon or to you, its stockholders, for monetary damages for any breach of their fiduciary duties as directors (including, without limitation, any liability for gross negligence in the performance of their duties), except

         o for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or

         o    for the payment of dividends in violation of NRS 78.300.

         By precluding personal liability for certain breaches of fiduciary duty, including grossly negligent business decisions made in connection with evaluating takeover proposals to acquire Tarragon, the Management Liability Provision supplements indemnification rights afforded under Tarragon's Articles of Incorporation and Bylaws.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Tarragon under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                                  LEGAL MATTERS

         We are being advised on the legality of the common stock offered by this Prospectus by Prager, Metzger & Kroemer PLLC, Dallas, Texas. Prager, Metzger & Kroemer PLLC will rely as to all matters of Nevada law on Lewis and Roca LLP, Las Vegas, Nevada.


                                     EXPERTS

         The consolidated balance sheets as of December 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999, incorporated by reference in this Prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

================================================================================
         THIS PROSPECTUS CONTAINS INFORMATION CONCERNING TARRAGON REALTY INVESTORS, INC. AND ITS COMMON STOCK. IT DOES NOT CONTAIN ALL OF THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT THAT WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933.

                                   ----------

                                TABLE OF CONTENTS

                                                         PAGE
About this Prospectus......................................2
About the Company..........................................2
Recent Developments........................................3
Risk Factors...............................................4
The Offering...............................................9
Use of Proceeds............................................9
Plan of Distribution......................................10
Where You Can Find More Information.......................11
Incorporation of Documents by Reference...................11
Special Note on Forward-looking Statements................12
Limitation on Director's Liability........................13
Legal Matters.............................................13
Experts...................................................13

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS, THE REGISTRATION STATEMENT, AND THE OTHER DOCUMENTS WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY ADDITIONAL OR DIFFERENT INFORMATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS, AND THE OTHER DOCUMENTS THAT WE HAVE REFERRED YOU TO, IS FULL, COMPLETE AND ACCURATE AS OF THE DATE OF THIS PROSPECTUS. HOWEVER, BECAUSE CHANGES IN OUR AFFAIRS MAY OCCUR AFTER THIS DATE, WE CANNOT REPRESENT THAT THIS INFORMATION REMAINS ACCURATE AS OF ANY SUBSEQUENT DATE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


================================================================================





















                                  36,250 SHARES


                                 TARRAGON REALTY
                                 INVESTORS, INC.

                                  COMMON STOCK
                           (PAR VALUE $0.01 PER SHARE)













                                 --------------
                                   PROSPECTUS
                                 --------------
















                      ______________________________, 2000




================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


ITEM                                                                    APPROXIMATE
                                                                           AMOUNT
SEC Registration Fee ...............................................   $      98.38
Blue Sky Fee and Expenses (including legal fees)*(a) ...............   $      50.00
Legal Fees and Expenses* ...........................................   $   6,000.00
Accounting Fees and Expenses* ......................................   $   1,200.00
Printing and Engraving Expenses* ...................................   $     700.00
Trustee, Transfer Agent and Registrar Fees* ........................   $     300.00
Miscellaneous Fees and Expenses* ...................................   $   1,000.00
                                                                       ------------
         TOTAL .....................................................   $   9,348.38

*   Estimated

(a) includes filing fees paid and to be paid



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Tarragon's Articles of Incorporation provide that it "shall indemnify to the fullest extent authorized or permitted by law . . . any person made or threatened to be made a party or witness to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that such person is or was a director, officer, employee or agent" of Tarragon. Further, Tarragon's Bylaws provide that "[e]ach officer, director or employee . . . shall be indemnified . . . to the full extent permitted under Chapter 78 of the Nevada Revised Statutes . . . and other applicable law."

         Pursuant to the NRS, a corporation may indemnify persons for expenses related to an action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent, if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful. The expenses indemnified against in this provision include attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding. The NRS further provides that a corporation may indemnify persons for attorneys' fees related to an action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent, if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. A corporation may also indemnify directors for amounts paid in judgments and settlements in such a suit, but only if ordered by a court after determining that the person is "fairly and reasonably" entitled to indemnity.

         Under the Management Liability Provision of Tarragon's Articles of Incorporation, directors do not have personal liability to Tarragon or to its stockholders for monetary damages for any breach of their fiduciary duties as directors (including, without limitation, any liability for gross negligence in the performance of their duties), except

         o for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or

         o     for the payment of dividends in violation of NRS 78.300.

         By precluding personal liability for certain breaches of fiduciary duty, including grossly negligent business decisions made in connection with evaluating takeover proposals to acquire Tarragon, the Management Liability Provision supplements indemnification rights afforded under Tarragon's Articles of Incorporation and Bylaws which provide, in substance, that Tarragon shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the NRS and other applicable laws.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Tarragon under the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by

Tarragon of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against Tarragon by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 16.  EXHIBITS.


        EXHIBIT
      DESIGNATION                       DESCRIPTION

         4.1 Indenture Agreement dated September 15, 1993 between Vinland Property Trust and American Stock Transfer and Trust Company (incorporation by reference is made to Exhibit 4.7 to registration statement No. 33-66294 on Form S-11).

        *5.1 Form of opinion of Prager, Metzger & Kroemer PLLC as to the legality of the securities.

        *5.2 Form of opinion of Lewis and Roca LLP as to the legality of the securities.

        23.1           Consent of Prager, Metzger & Kroemer PLLC (included in
                       Exhibit 5.1)

        23.2           Consent of Lewis and Roca LLP (included in Exhibit 5.2)

       *23.3           Consent of Arthur Andersen LLP

        24.1           Power of Attorney (set forth on page II-4)


   * Filed with this registration statement.


ITEM 17.  UNDERTAKINGS.

         Tarragon hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i)      To include any Prospectus required by
                                    Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Tarragon pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Tarragon hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Tarragon hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Tarragon certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on March 31, 2000.

                                        TARRAGON REALTY INVESTORS, INC.

                                        By:  /s/ William S. Friedman
                                           -----------------------------------
                                           William S. Friedman, President,
                                           Chief Executive Officer and Director

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below on this registration statement constitutes and appoints each of William S. Friedman and Erin D. Davis his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this registration statement of Tarragon Realty Investors, Inc. and to file same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents, or any of them, or their or his or her substitute or substitutes full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed below by the following persons in the capacities and on the dates indicated.



         SIGNATURE                                         TITLE                                   DATE

                                             Chairman of the Board of Directors
 /s/ Carl B. Weisbrod                        and Director                                      March 17,  2000
-------------------------------
Carl B. Weisbrod

                                             President, Chief Executive Officer and
/s/ William S. Friedman                      Director (Principal Executive Officer)            March 31,  2000
-------------------------------
William S. Friedman

                                             Executive Vice President and Chief
/s/ Erin D. Davis                            Financial Officer (Principal Financial            March 31,  2000
-------------------------------              and Accounting Officer)
Erin D. Davis


/s/ Chester Beck                             Director                                          March 31,  2000
-------------------------------
Chester Beck


/s/ Willie K. Davis                          Director                                          March 31,  2000
-------------------------------
Willie K. Davis


/s/ Sally Hernandez-Pinero                   Director                                          March 31,  2000
-------------------------------
Sally Hernandez-Pinero


/s/ Lance Liebman                            Director                                          March 21,  2000
-------------------------------
Lance Liebman

/s/ Robert C. Rohdie                         Director                                          March 31,  2000
-------------------------------
Robert C. Rohdie


/s/ Lawrence G. Schafran                     Director                                          March 31,  2000
-------------------------------
Lawrence G. Schafran


/s/ Raymond V.J. Schrag                      Director                                          March 31,  2000
-------------------------------
Raymond V. J. Schrag


/s/ Michael E. Smith                         Director                                          March 31,  2000
-------------------------------
Michael E. Smith

                                INDEX TO EXHIBITS




        EXHIBIT
        NUMBERS                         DESCRIPTION
        -------                         -----------
         4.1           Indenture Agreement dated September 15, 1993 between
                       Vinland Property Trust and American Stock Transfer and
                       Trust Company (incorporation by reference is made to
                       Exhibit 4.7 to registration statement No. 33-66294 on
                       Form S-11).

        *5.1 Form of opinion of Prager, Metzger & Kroemer PLLC as to the legality of the securities.

        *5.2 Form of opinion of Lewis and Roca LLP as to the legality of the securities.

        23.1           Consent of Prager, Metzger & Kroemer PLLC (included in
                       Exhibit 5.1)

        23.2           Consent of Lewis and Roca LLP (included in Exhibit 5.2)

       *23.3           Consent of Arthur Andersen LLP

        24.1           Power of Attorney (set forth on page II-4)


   * Filed with this registration statement.